Exhibit 10.01

Heidrick & Struggles International, Inc.

Change in Control Severance Plan

(As Amended and Restated Effective May 24, 2007)

Article 1. Establishment and Purpose

1.1 Establishment of the Plan. Heidrick & Struggles International, Inc. (“the Company”) initially established the “Heidrick & Struggles International, Inc. Change in Control Severance Plan (the “Plan”) effective as of December 12, 2001. The Company hereby amends and restates the Plan effective as of May 24, 2007.

1.2 Purpose of the Plan. The Board (as defined herein) has determined that it is in the best interests of the Company and its stockholders to continue to secure the services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a Change in Control, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the following meanings:

2.1 “Base Salary” means a Participant’s highest annual rate of salary, including any amounts deferred at the election of the Participant, in effect at any time during the 12 months immediately preceding such Participant’s Termination Date.

2.2 “Benefit Plans” means (a) any benefit plan or arrangement providing the benefits described in Section 3(1) of the Employee Retirement Income Security Act of 1974 and (b) any plan or arrangement providing for perquisites, such as car allowance, annual physical examination, club memberships and similar benefits, in each case in which the Participant was participating immediately prior to his or her Termination Date, or if more favorable to the Participant, immediately prior to the Change in Control.

2.3 “Board” means the Board of Directors of the Company or its successor.

2.4 “Bonus Amount” means the annual target bonus for the Participant under the Company’s Management Incentive Plan or any successor management plan for the Participant as of the date immediately prior to the Change in Control (but not the Fee/SOB bonus plan or any successor plan thereto).

2.5 “Cause” means (a) the willful and continued failure by the Participant to substantially to perform his or her duties and obligations to the Company (other than any such failure resulting from any physical or mental condition, whether or not such condition constitutes a Disability) or (b) the willful engaging by the Participant in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

2.6 “Change in Control” means the occurrence of any one of the following events:

(a) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities;

(b) during any period of 24 months, individuals who, at the beginning of such period, constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.6(a), (c) or (d) hereof, (ii) a director nominated or proposed by any Person who has publicly announced or advised the Company of an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control, or (iii) a director nominated by any Person who is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company (other than a merger or consolidation (i) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 66- 2/3% of the combined voting power of the voting securities of the Company or such surviving entity or its parent corporation outstanding immediately after such merger or consolidation, and (ii) after which no Person holds 30% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or its parent corporation);

(d) the consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e) any other event occurs which the Board determines, in its discretion, to be a Change in Control.

For purposes of this Section 2.6, “Person” shall have the meaning ascribed to such term in Section 3 of the Exchange Act or as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act. Notwithstanding the foregoing, a Change in Control shall not occur with respect to the Participant by reason of any event which would otherwise constitute a Change in Control if, immediately after the occurrence of such event, (A) the Company ceases to be subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act and no more than 50% of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company is owned, directly or indirectly, by any entity subject to such requirements and (B) individuals (which may or may not include the Participant) who were executive officers of the Company immediately prior to the occurrence of such event, own, directly or indirectly, on a fully diluted basis, (I) 25% or more of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company or (II) 25% or more of the combined voting power of the then outstanding voting securities of the Company or any acquiror or successor to substantially all of the business of the Company entitled to vote generally in the election of directors.

2.7 “Committee” means the Human Resources and Compensation Committee of the Board.

2.8 “Company” means Heidrick & Struggles International, Inc., organized under the laws of the state of Delaware, including any successor or successors thereto.

2.9 “Disability” means (a) a physical or mental condition entitling the Company to terminate the Participant’s employment pursuant to an employment agreement between the Participant and the Company or (b) in the absence of such a provision, a physical or mental incapacity of a Participant which would entitle the Participant to benefits under the long term disability plan maintained by the Company for its U.S. employees as in effect immediately prior to a Change in Control (regardless of whether the Participant is actually covered by such plan).

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder.

2.11 “Good Reason,” means, without a Participant’s express written consent, the occurrence of any of the following events during the Protected Period:

(a) the assignment to the Participant of any duties materially inconsistent with, or the material reduction of powers, responsibilities or functions associated with, the Participant’s positions and status with the Company immediately prior to a Change in Control, or any removal of the Participant from, or any failure to reelect the Participant to, any positions or offices with the Company that the Participant held immediately prior to a Change in Control;

(b) a material reduction by the Company of the Participant’s base salary as in effect immediately prior to a Change in Control or of such higher base salary as may have been in effect during the Protected Period;

(c) the failure by the Company to pay the Participant his or her current compensation, or any compensation deferred under any plan, agreement or arrangement of or with the Company when such compensation is due;

(d) a change in the Participant’s principal work location more than 50 miles from the Participant’s principal work location immediately prior to a Change in Control;

(e) a change in the Participant’s required travel on the Company’s business to the extent such travel obligations are substantially inconsistent with the Participant’s business travel obligations immediately prior to a Change in Control;

(f) (i) the Company’s failure to continue in effect benefits provided under the Benefit Plans, (ii) any act or omission by the Company that adversely affects the Participant’s participation in, or materially reduces the Participant’s benefits under, such Benefit Plans or (iii) the material reduction by the Company of the number of paid vacation days to which the Participant is entitled immediately prior to a Change in Control;

(g) a material reduction in the Participant’s annual bonus and long-term incentive compensation opportunities from the level of annual bonus and long-term incentive compensation opportunities made available to the Participant immediately prior to the Change in Control;

(h) a material increase in the required working hours of the Participant from that required prior to the Change in Control; or

(i) the Company’s failure to obtain pursuant to Section 10.1 an assumption of the Company’s obligations under the Plan by any successor to the Company.

Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and remedied by the Company within 10 days after receipt of notice thereof from the Participant shall not constitute Good Reason.

2.12 “Health Benefits” means the health, dental and/or vision benefits provided under a Benefit Plan in which the Participant was participating immediately prior to his or her Termination Date, or if more favorable to the Participant, immediately prior to the Change in Control.

2.13 “Participant” means an employee of the Company who fulfills the eligibility requirements as provided in Article 4 of the Plan.

2.14 “Plan” means this Heidrick & Struggles International, Inc. Change in Control Severance Plan, as amended and restated effective as of May 24, 2007.

2.15 “Protected Period” means the period beginning on the date on which a Change in Control occurs and ending two years after that date. Anything in the Plan to the contrary notwithstanding, if a Participant’s employment with the Company is terminated or the terms and conditions of the Participant’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by the Participant for Good Reason prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination of employment or adverse change (a) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose within six months prior to and in connection with or in anticipation of the Change in Control, then for all purposes of the Plan the “Protected Period” for such Participant shall begin on the date immediately prior to the date of such termination of employment or adverse change and end two years after the date of such Change in Control.

2.16 “Severance Factor” means a number equal to (a) two and one-half, for a Participant described in Section 4.1(a) with the title of Chief Executive Officer of the Company on his or her Termination Date; (b) two, for a Participant described in Section 4.1(a) in a Tier I position (as defined in the Company’s Management Incentive Plan) on his or her Termination Date; (c) one, for a Participant described in Section 4.1(a) in a Tier II position (as defined in the Company’s Management Incentive Plan) on his or her Termination Date; and (d) for a Participant described in Section 4.2, the number approved by the Committee at the time the Committee approved the Participant’s Plan participation.

2.17 “Severance Period” means the period of time beginning on the Participant’s Termination Date and continuing for a number of years equal to the Participant’s Severance Factor.

2.18 “Termination Date” means the effective date of a Participant’s termination of employment as provided in Article 5.

Article 3. Administration

3.1 Committee. The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including the authority to make participation decisions as described in Article 4 and the authority to interpret and construe any provisions of the Plan. The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. The decisions of the Committee shall be final and binding on all parties.

3.2 Indemnification. No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a member of the Board so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to the Company’s Restated Certificate of Incorporation and By-Laws.

Article 4. Participation

4.1 Section 16 of the Exchange Act. (a) Each employee of the Company who the Committee determines is an officer subject to Section 16 of the Exchange Act shall become a Participant in the Plan as of the date of such Committee determination.

(b) An employee of the Company who the Committee determines is no longer subject to Section 16 of the Exchange Act shall cease to participate in the Plan as of the date of such Committee determination.

4.2 Other Participants. Each other employee of the Company who was a Participant in the Plan on May 24, 2007 but was not subject to Section 16 of the Exchange Act on such date shall continue to participate in the Plan through December 31, 2007 in accordance with the terms of the Plan in effect immediately prior to May 24, 2007. Such employee shall not be eligible to participate in the Plan after December 31, 2007, unless and until the Committee subsequently determines that he or she is subject to Section 16 of the Exchange Act.

Article 5. Termination of Employment During the Protected Period

5.1 Termination of Employment by the Company. During the Protected Period, the Company shall have the right to terminate a Participant’s employment hereunder for Cause, without Cause or on account of the Participant’s Disability or death, by following the procedures hereinafter specified.

(a) The Company may terminate a Participant’s employment for Cause by vote of a majority of the Board, but not unless and until the Board gives the Participant written notice of intent to terminate the Participant’s employment for Cause, specifying the particulars of the conduct of the Participant forming the basis for such termination and setting forth specific corrective action required of the Participant and, subsequently, a majority of the Board finds, after at least 15 days from the date of the notice, that termination of the Participant’s employment for Cause is justified. Termination of the Participant’s employment for Cause shall become effective after such finding has been made by the Board and five business days after the Board gives the Participant notice thereof, specifying in detail the particulars of the conduct of the Participant found by the Board to justify such termination for Cause.

(b) The Company may terminate a Participant’s employment without Cause by vote of a majority of the Board. Termination of the Participant’s employment without Cause shall be effective five business days after the Board gives the Participant notice thereof, specifying that such termination is without Cause.

(c) The Company may terminate a Participant’s employment for Disability by vote of a majority of the Board. Such Termination shall become effective 30 days after a notice of intent to terminate the Participant’s employment, specifying Disability as the basis for such termination, is given to the Participant by the Board. Termination of a Participant’s employment on account of his or her death shall become effective as of the date of such death.

5.2 Termination of Employment by a Participant. During the Protected Period, a Participant shall be entitled to terminate his or her employment with the Company for any reason, or for Good Reason. The Participant shall give the Company written notice of such termination of employment, and if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason. Termination of Participant’s employment by the Participant pursuant to this Section 5.2 shall be effective as of the date of such notice, or if such termination is for Good Reason, five business days after the Participant gives such notice.

Article 6. Payments Upon Termination of Employment

6.1 Termination of Employment Without Cause or For Good Reason. If during the Protected Period the Participant’s employment is terminated by the Company without Cause, or by the Participant for Good Reason, then the Company shall provide to such Participant the following benefits:

(a) The Company shall pay to the Participant, within 45 days following the Termination Date, a lump sum cash amount equal to the Participant’s Severance Factor multiplied by the sum of the Participant’s Base Salary and Bonus Amount.

(b) The Company shall pay to the Participant, within 45 days following the Termination Date, a lump sum cash amount equal to the sum of (i) the full Base Salary earned by the Participant through the Termination Date and unpaid at the Termination Date (without any regard to any reduction constituting Good Reason), (ii) any bonus earned by the Participant but not yet paid or credited as a deferral at the Termination Date, (iii) the amount of any Base Salary attributable to vacation earned by the Participant but not taken before the Termination Date, and (iv) one-twelfth of the Participant’s Bonus Amount multiplied by the number of months and parts thereof from the beginning of the calendar year including the Termination Date through the Termination Date.

(c) The Company shall maintain in full force and effect with respect to the Participant (and, to the extent applicable, his or her spouse or dependents) the Health Benefits, upon the same terms in effect immediately prior to the Termination Date (or, if more favorable to the Participant, immediately prior to the Change in Control), for one year following the Termination Date, provided that the Participant’s continued participation is possible under the terms of the Benefit Plans providing such Health Benefits. The Company and the Participant shall share the costs of the continuation of such Health Benefits in the same proportion as such costs were shared immediately prior to the Termination Date (or, if more favorable to the Participant, immediately prior to the Change in Control). In the event that such continued participation in the Benefits Plans providing the Health Benefits is prohibited at any time during the one-year period, the Company shall arrange to provide the Participant (and to the extent applicable, his or her spouse or dependents) with benefits substantially similar to those which the Participant is entitled to receive under such Benefit Plans. Continued Health Benefits shall cease on the date the Participant becomes employed and covered under another employer’s benefit plan providing the same type and level of benefits. In the event that the Participant becomes employed and covered under another employer’s benefit plan that does not provide the same level of benefits, the Health Benefits received by the Participant (and his or her spouse or dependents) shall be offset by any benefits received from the new employer. The one year anniversary of the Participant’s Termination Date shall be considered a “qualifying event” as defined in Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), and if on such date the Participant or his spouse or dependents are covered by the Benefit Plan providing Health Benefits, they shall be eligible for continued benefits pursuant to COBRA (to the extent such Benefit Plan is subject to COBRA), in which case the Participant shall be responsible for paying the full cost of such coverage during the applicable COBRA period. If on the one year anniversary of the Participant’s Termination Date the Participant or his or her spouse or dependents are receiving substantially similar Health Benefits outside of the Benefit Plans due to the inability of the Benefit Plans to provide such Health Benefits, and such Benefit Plans are subject to COBRA, the Company shall continue to make such Health Benefits available, at the Participant’s full cost, for a period of time equal to the COBRA period that would have applied had the Participant been eligible for COBRA as described in the preceding sentence.

6.2 Other Termination of Employment. If during the Protected Period the employment of a Participant is terminated by the Company for Cause, by the Participant for other than Good Reason or as a result of the Participant’s death or Disability, the Company shall pay to the Participant, or to the Participant’s beneficiary if a Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, within 45 days following the Termination Date, a lump sum cash amount equal to the sum of (a) the full Base Salary earned by the Participant through the Termination Date and unpaid at the Termination Date, (b) any bonus earned by the Participant but not yet paid or credited as a deferral at the Termination Date, and (c) the amount of any Base Salary attributable to vacation earned by the Participant but not taken before the Termination Date.

6.3 Other Agreements. The payments and the other benefits described in Section 6.1(a), (b)(iv) and (c) shall be in addition to, and not in lieu of, all other accrued, vested or deferred compensation, rights, options or other benefits which may be owed to a Participant following termination of employment or upon a Change in Control, including but not limited to amounts or benefits payable under any incentive plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan; provided, however, that in the event the Participant is entitled to any benefits or payments upon his or her termination of employment under an employment agreement with, or other severance plan maintained by, the Company, the Participant shall not be entitled to the payments and benefits hereunder upon such termination unless the Participant then waives any rights that the Participant may then have under such employment agreement or severance plan in respect of such termination of employment. If the Participant does not waive his or her rights under such employment agreement or severance plan in accordance with this Section 6.3, the Participant shall not be entitled to any payments or benefits hereunder and shall not be bound by the restrictive covenants contained in Article 11 of the Plan. In the event that the Participant is entitled to receive from the Company benefits in the nature of severance under applicable law, then the amounts of benefits provided hereunder shall, to the extent lawful, be reduced by the amount of such legally mandated benefits.

Article 7. Additional Payments and Limitations on Payments

7.1 Gross-Up Payment. This Section 7.1 shall apply to a Participant described in Section 4.1(a) who as of his or her Termination Date is in a Tier I position (as defined in the Company’s Management Incentive Plan) and whose termination of employment is by the Company without Cause or by the Participant for Good Reason.

(a) Anything in the Plan to the contrary notwithstanding, in the event it is determined that any payment or benefit by the Company to or for the benefit of the Participant, whether pursuant to the terms of the Plan or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, referred to as the “Excise Tax”), the Company shall pay the Participant an additional cash payment (a “Gross-Up Payment”) equal to the Excise Tax, plus all taxes, interest and penalties, including an additional Excise Tax, but excluding any taxes or interest that may arise as a result of Section 409A of the Code, which become payable by the Participant as a result of receipt of the Gross-Up Payment; provided, however, that in the event the Payment exceeds three times the “base amount” as defined in Section 280G(b)(3) of the Code (the “Parachute Threshold”) by less than 10% of the Parachute Threshold, then a portion of the Payment, as designated by the Participant, shall be reduced so that the Payment is $1.00 less than the Parachute Threshold.

(b) Subject to the provisions of Section 7.1(c), the Company shall cause all determinations required to be made under this Section 7.1, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions not specified herein to be used in arriving at such determinations, to be made by the Company’s independent auditors immediately prior to the Change in Control (the “Accounting Firm”). The Company shall cause the Accounting Firm to make such determination within 15 business days after request therefor by notice from the Participant or the Company to such Firm. For purposes of making the calculations required herein, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company shall cause the Accounting Firm to provide detailed supporting calculations with respect to its determination both to the Company and the Participant within such 15 business day period. The Company shall pay all fees and expenses of the Accounting Firm. The Gross-Up Payment, if any, as determined pursuant to this Section 7.1(b) shall be paid by the Company to the Participant within five days of the receipt by the Company of the Accounting Firm’s determination.

(c) In the event that the Participant is at any time required to pay any Excise Tax in addition to any amount determined pursuant to subsection (a), the Company shall pay the Participant a Gross-Up Payment determined with respect to such additional Excise Tax. In the event that the Participant receives any refund of any Excise Tax with respect to which the Participant has previously received a Gross-Up Payment hereunder, the Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(d) The Participant agrees to notify the Company in the event of any audit or other proceeding by the Internal Revenue Service or any taxing authority in which the Internal Revenue Service or other taxing authority asserts that any Excise Tax should be assessed against the Participant and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”). The Participant agrees not to settle any Proposed Assessment without the consent of the Company. If the Company does not settle the Proposed Assessment, or does not consent to allow the Participant to settle the Proposed Assessment, within 30 days following such demand therefor, the Company shall indemnify and hold harmless the Participant (i) with respect to any additional interest and/or penalties that the Participant is required to pay by reason of the delay in finally resolving the Participant’s tax liability and (ii) with respect to any taxes, interest and penalties that the Participant is required to pay by reason of any indemnification payment under this subsection (d). The Company shall pay all costs and expenses incurred in connection with such contest.

(e) In all cases, the Company shall pay the Participant all Gross Up Payments or required indemnification payments described in this Section 7.1 by the end of the calendar year following the calendar year in which the Participant remits the related Excise Tax or other amounts to the appropriate taxing authority.

7.2 Limits on Payments by the Company. This Section 7.2 shall apply to a Participant described in Section 4.1(a) who as of his or her Termination Date is in a Tier II position (as defined in the Company’s Management Incentive Plan) and who elects to have this Section 7.2 apply to him or her. Such election must be made no later than 10 business days after the Participant is informed of the Accounting Firm’s determination that any Payment would be subject to the excise tax provisions of Section 4999 of the Code and would exceed the applicable Parachute Threshold.

(a) A portion of the Payment to the Participant, as designated by the Participant, shall be reduced so that the Payment is $1.00 less than the Participant’s Parachute Threshold. The Company shall cause the Accounting Firm to determine whether any such reduction shall be required pursuant to this Section 7.2 and, if any such reduction is required, to reduce the Payment as specified by the Participant to the extent necessary. All determinations of the Accounting Firm shall be binding on the Company and the Participant. For purposes of making the calculations required herein, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company shall pay all fees and expenses of the Accounting Firm.

(b) If the Participant does not make a timely election to have this Section 7.2 apply, then the Participant shall pay any Excise Tax or other amounts assessed against him or her as a result of receiving a Payment, and the Company shall have no obligation to pay such amounts.

7.3 Other Participants. A Participant described in the first sentence of Section 4.2 shall be subject to the provisions of Section 7.2 of the Plan until December 31, 2007.

Article 8. Withholding Taxes

The Company may withhold from all payments due to a Participant (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Article 9. The Company’s Payment Obligation; No Mitigation

9.1 Payment Obligations Absolute. The Company’s obligation to a Participant to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else, except to the extent so provided in Section 6.1(c) and Article 7, if applicable. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Participants or from whomsoever may be entitled thereto.

9.2 No Mitigation. Participants shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable or arrangements made under any provision of the Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under the Plan, except to the extent provided in Section 6.1(c).

Article 10. Successors and Assignment

10.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of the Plan and shall entitle the Participants to terminate his or her employment for Good Reason.

10.2 Assignment by the Participant. The Plan shall inure to the benefit of and be enforceable by the Participant and each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, to the Participant’s beneficiary. If the Participant has not named a beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

Article 11. Covenant Not to Compete; Covenant Not to Solicit.

(a) As a condition to receive the benefits described herein, a Participant whose employment is terminated for reasons other than death, shall agree that:

(i) for one year after the Participant’s Termination Date, the Participant shall not work on the account of any client of the Company with whom such Participant had a direct relationship or as to which the Participant had a significant supervisory responsibility or otherwise was significantly involved at any time during the two years prior to such Termination Date;

(ii) for one year after the Participant’s Termination Date, the Participant shall not hire, solicit for hire, or assist any other person in soliciting or hiring any employment candidate with whom the Participant has had contact while at the Company during the two years prior to such Termination Date;

(iii) for six months after the Participant’s Termination Date, with respect to a Participant whose principal responsibilities are of a corporate nature or for a corporate department (e.g., finance, tax, treasury, legal, business affairs, etc.) and do not principally involve client service related functions, such Participant shall not work for or provide services to a principal competitor of the Company in a substantially similar corporate function as such Participant held with the Company during the two-year period prior to the Participant’s Termination Date, or with respect to the Participant whose principal responsibilities are of a client service related nature (e.g., executive recruiting or search, etc.), such Participant shall not work for or provide services to a competitor of the Company on the account of any substantial competitor of any client of the Company for which such Participant had substantial responsibility during the two-year period prior to the Termination Date and shall not work directly for such a competitor of such a client; and

(iv) for one year after the Participant’s Termination Date, the Participant may not (A) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person who, as of the Participant’s Termination Date, was employed by the Company or was in the process of being recruited for employment by the Company, or (B) induce any such person to terminate his or her or her employment with or recruitment by the Company.

(b) These restrictive covenants are in addition to any rights the Company may have in law or at equity or under any other agreement.

(c) A Participant shall further agree that it is impossible to measure in money the damages which will accrue to the Company in the event the Participant breaches the restrictive covenants. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, the Participant shall agree to waive the claim or defense that the Company has an adequate remedy at law and the Participant shall agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Participant to account for and pay over to the Company any profit obtained by the Participant as a result of any transaction constituting a breach of the restrictive covenants.

(d) If the Participant does not execute and return to the Company a written agreement containing the restrictive covenants described in this Article 11 within 30 days of receipt of such agreement from the Company, no benefits shall be paid or provided to the Participant.

Article 12. Arbitration of Disputes

(a) Any disagreement, dispute, controversy or claim arising out of or relating to the Plan or the interpretation or validity hereof shall be settled exclusively and finally by binding arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of the Plan, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), except as otherwise provided below.

(c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed in accordance with the Arbitration Rules of the AAA and shall be a person who (i) maintains his or her or her principal place of business within 30 miles of the location of the arbitration as set forth in Section (d) of this Article 12 and (ii) has had substantial experience in mergers and acquisitions. The Company shall pay all of the fees, if any, and expenses of such arbitrator.

(d) The arbitration shall be conducted within 30 miles of the Participant’s principal work location, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(e) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing.

(f) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

(g) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of the Plan.

Article 13. Legal Fees

The Company shall pay, to the full extent permitted by law, on a quarterly basis, all legal fees and expenses which a Participant may reasonably incur as a result of any contest in which there is a reasonable basis for the claims or defenses asserted by the Participant and such claims and defenses are asserted by the Participant in good faith (regardless of the outcome thereof) regarding the validity or enforceability of, or liability under, any provision of the Plan (including as a result of any contest by the Participant about the amount of any payment pursuant to Article 6); provided, however, that the Company shall not be obligated to pay any such fees and expenses, and the Participant shall be obligated to return any such fees and expenses that were advanced, plus simple interest on such amount from the date of advancement at the 90-day U.S. Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrator (as provided in Article 12) determines that the Participant was terminated for Cause or that the Participant did not have a good faith basis to assert the claim in question.

Article 14. Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan and Participants shall have no claim against the Company or its assets other than as unsecured general creditors. Notwithstanding the foregoing, the Company may establish a trust or purchase other property to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor, and this provision shall not apply to the extent funding would result in noncompliance with Section 409A(b) of the Code.

Article 15. Miscellaneous

15.1 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the policies of the Company regarding termination of employment.

15.2 Indemnification. The Company shall indemnify the Participant and hold the Participant harmless from and against any claim, loss or cause of action arising from or out of the Participant’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Participant serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws, provided that in no event shall the protection afforded to the Participant hereunder be less than that afforded under the Company’s Certificate of Incorporation and By-Laws.

15.3 Beneficiaries. Each Participant may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts owing to the Participant under the Plan. Such designation must be in the form of a signed writing acceptable to the Board. Participants may make or change such designations at any time.

15.4 Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

15.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

15.6 Modification. The Board may amend or modify the Plan; provided, however, than no provision of the Plan may be amended or modified in a manner adverse to a Participant unless such amendment or modification is agreed to in writing by such affected Participant.

15.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Illinois shall be the controlling law in all matters relating to the Plan.

15.8 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606

Attention: General Counsel

If to a Participant, the Participant’s last known address as indicated in the Company’s personnel records, or to such other address as either party may have provided to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.9 Joint and Several Obligation. If the Participant is employed during the Protected Period by one or more entities that form part of the Company, whether or not such Participant is also employed by the Company during the Protected Period, then (a) employment or termination of employment as described under this Plan shall mean employment or termination of employment of the Participant with the Company and such entity, or with such entity, as applicable, and related references to the Company shall also include such entity, as applicable and (b) each such entity shall be jointly and severally liable together with the Company for the obligations of the Company to the Participant hereunder.

15.10 Effective Date. The effective date of this Plan as amended and restated is May 24, 2007 and shall apply with respect to any Change of Control or termination of employment occurring on and after such date.